Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated November 9, 2011 relating to the combined financial statements of Vantiv Holding, LLC (formerly known as FTPS Holding, LLC) and Transactive Ecommerce Solutions Inc. for the six-month period ended June 30, 2009, appearing in the Prospectus, which is part of such Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Cincinnati, OH

November 30, 2012